Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Reports Fiscal 2019 Fourth Quarter and Full Year
Results and Provides Financial Guidance for Significant Growth in Fiscal 2020

Fremont, CA (July 18, 2019) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced financial results for its fiscal 2019 fourth quarter and full year ended May 31, 2019.

Fiscal Fourth Quarter Financial Results:
●
Net sales were $7.2 million, compared to $7.3 million in the fourth quarter of fiscal 2018.
●
GAAP net income was $110,000, or $0.00 per diluted share, and includes $118,000 in restructuring charges related to severance payments as part of the Company’s reduction in workforce announced in the third quarter. This compared to GAAP net income of $191,000, or $0.01 per diluted share, in the fourth quarter of fiscal 2018.
●
Non-GAAP net income was $428,000, or $0.02 per diluted share, which excludes the impact of stock-based compensation expense and restructuring charges, compared to non-GAAP net income of $365,000, or $0.02 per diluted share, in the fourth quarter of fiscal 2018.

Fiscal Year Financial Results:
●
Net sales were $21.1 million, compared to $29.6 million in fiscal 2018.
●
GAAP net loss was $5.2 million, or $0.23 per diluted share, and includes approximately $1.5 million in one-time charges, or $0.07 per share, consisting of $725,000 in restructuring charges related to severance payments as part of the Company’s reduction in workforce announced in the third quarter, and a $795,000 adjustment in the third quarter for excess and obsolete inventory. This compared to GAAP net income of $528,000, or $0.02 per diluted share, in fiscal 2018.
●
Non-GAAP net loss was $2.8 million, or $0.13 per diluted share, which excludes the impact of stock-based compensation expense, restructuring charges and adjustment for excess and obsolete inventory, compared to non-GAAP net income of $1.5 million, or $0.07 per diluted share, in fiscal 2018.
●
Backlog as of May 31, 2019 was $7.5 million, compared to $8.4 million as of May 31, 2018.
●
Total cash and cash equivalents at fiscal year-end was $5.4 million.

An explanation of the use of non-GAAP financial information and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Fourth Quarter and Recent Business Highlights:
●
Began shipments in its fiscal fourth quarter of its recently introduced FOX-CPTM and FOX-NPTM test and burn-in systems, including an initial FOX-CP system to a major new customer and several FOX-NP test and burn-in systems to two different customers.
●
Received order from new customer Skorpios Technologies for its FOX-PTM Platform to perform 100% wafer level test and burn-in for infant mortality and aging of silicon photonics devices as part of a significant production ramp to meet demand for high speed optical transceivers.
●
Received initial order from a new customer for its FOX-CP single-wafer test and burn-in system for 100% test and burn-in of the customer’s new device for high-volume production over a multi-year ramp of products in the enterprise and data center market. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices.
●
Received $2.7 million follow-on order from one of its lead FOX-XPTM Test and Burn-in System customers for a FOX-XP System and FOX WaferPaksTM to provide additional test capacity for the customer’s increasing silicon photonics device production requirements.
●
Shipped over $2.6 million in consumable business including Aehr’s proprietary WaferPak full-wafer contactors and DiePak singulated die and module carriers to eight different customers during the fiscal fourth quarter.

Aehr Test Systems Reports Fiscal 2019 Fourth Quarter and Full Year Financial Results
July 18, 2019

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“We had a good year for our FOX product family, including our newest FOX-NP and FOX-CP solutions introduced earlier this year. We announced three new customers that will use these solutions to perform 100% test and burn-in production on their devices. We see each of these new customers moving to production, as well as adding new customers for these solutions, in the new fiscal year. Our FOX-NP is a low-cost, small footprint, entry-level system providing a configuration and price point for companies to do initial product development, product qualification and production, enabling an easier transition to our FOX-XP system for full production test. Our FOX-CP is a low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices. These new test and burn-in solutions complement the capabilities of our FOX-XP system. We believe these new solutions will significantly expand the market for our FOX-P products.

“We believe we have several new opportunities for growth. As we announced in the fourth quarter, our initial FOX-CP customer will be performing 100% test of devices that will be used in a very high-volume application for the Enterprise and Data Center market, with a build out of this production ramp over the next several years. The data storage market, as well as multiple devices related to the worldwide 5G build-out, are great new opportunities for our test and burn-in systems, where these end markets and customers require devices to have extremely high levels of quality and long-term reliability. We believe we have new growth opportunities in known good die for automotive modules, heterogeneous semiconductor packaged devices, and the emerging Silicon Carbide device market. We also remain very optimistic about the silicon photonics and photonics sensors markets that generated significant revenue for Aehr in fiscal 2019 and believe these markets will continue to be significant growth drivers for Aehr over the next several years.

“Aehr finished the fiscal year with strong revenue and a return to profitability in the fourth quarter. Heading into fiscal 2020, we remain very optimistic about growth in systems and consumables within our installed base of customers as well as expanding the number of customers with our family of FOX-P solutions.”

Fiscal 2020 Financial Guidance:
For the fiscal year ending May 31, 2020, the Company expects full year total revenue to be between $27 million and $31 million, which would represent growth between 28% and 47% year over year, and to be profitable for the fiscal year.

Management Conference Call and Webcast
Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its fiscal 2019 fourth quarter and full year operating results. To access the call dial 888-254-3590 (+1 323-994-2093 outside the United States) and give the participant pass code 7902515. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call through 8:00 p.m. ET on July 25, 2019. To access the replay dial-in information, please click here.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has over 2,500 systems installed worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement

This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Aehr as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. Forward-looking statements include statements regarding Aehr’s expectations, beliefs, intentions or strategies regarding its products and financial guidance, including statements regarding future market opportunities and conditions, expected product shipment dates, customer orders or commitments and future operating results. These risks and uncertainties include, without limitation, customer demand and acceptance of Aehr’s products, the ability of new products to meet customer needs or perform as described, as well as general market conditions, the deployment of new technologies, such as 5G networks, and Aehr’s ability to execute on its business strategy. See Aehr’s recent 10-K, 10-Q and other reports from time to time filed with the Securities and Exchange Commission for a more detailed description of the risks facing Aehr’s business. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

– Financial Tables to Follow –

Aehr Test Systems Reports Fiscal 2019 Fourth Quarter and Full Year Financial Results
July 18, 2019

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	May 31,	Feb 28,	May 31,	May 31,	May 31,
	2019	2019	2018	2019	2018

Net sales	$7,242	$3,163	$7,269	$21,056	$29,555
Cost of sales	3,863	2,891	4,108	13,454	17,169
Gross profit	3,379	272	3,161	7,602	12,386

Operating expenses:
Selling, general and administrative	2,018	1,850	1,816	7,724	7,290
Research and development	1,120	931	1,096	4,153	4,181
Restructuring	118	607	-	725	-
Total operating expenses	3,256	3,388	2,912	12,602	11,471

Income (loss) from operations	123	(3,116)	249	(5,000)	915

Interest expense, net	(24)	(76)	(89)	(252)	(399)
Other income (expense), net	17	(11)	39	44	(61)

Income (loss) before income tax (expense) benefit	116	(3,203)	199	(5,208)	455

Income tax (expense) benefit	(6)	2	(8)	(27)	73

Net income (loss)	110	(3,201)	191	(5,235)	528

Less: Net income attributable to the noncontrolling interest	-	-	-	-	-

Net income (loss) attributable to Aehr Test Systems common shareholders	$110	$(3,201)	$191	$(5,235)	$528

Net income (loss) per share
Basic	$0.00	$(0.14)	$0.01	$(0.23)	$0.02
Diluted	$0.00	$(0.14)	$0.01	$(0.23)	$0.02

Shares used in per share calculations:
Basic	22,605	22,459	22,033	22,387	21,732
Diluted	22,717	22,459	22,614	22,387	22,782

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Aehr Test Systems Reports Fiscal 2019 Fourth Quarter and Full Year Financial Results
July 18, 2019

AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Year Ended
	May 31,	Feb 28,	May 31,	May 31,	May 31,
	2019	2019	2018	2019	2018

GAAP net income (loss)	$110	$(3,201)	$191	$(5,235)	$528
Stock-based compensation expense	200	224	174	905	996
Restructuring	118	607	-	725	-
Excess and obsolescence provision	-	795	-	795	-
Non-GAAP net income (loss)	$428	$(1,575)	$365	$(2,810)	$1,524

GAAP net income (loss) per diluted share	$0.00	$(0.14)	$0.01	$(0.23)	$0.02
Non-GAAP net income (loss) per diluted share	$0.02	$(0.07)	$0.02	$(0.13)	$0.07
Shares used in GAAP diluted shares calculation	22,717	22,459	22,614	22,387	22,782
Shares used in non-GAAP diluted shares calculation	22,717	22,459	22,614	22,387	22,782

Non-GAAP net income (loss) is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net income (loss) is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income. This limitation is best addressed by using this measure in combination with net income (loss) (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods.

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Aehr Test Systems Reports Fiscal 2019 Fourth Quarter and Full Year Financial Results
July 18, 2019

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	May 31,	February 28,	May 31,
	2019	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$5,428	$12,300	$16,848
Accounts receivable, net	4,859	1,944	2,856
Inventories	9,061	9,189	9,049
Prepaid expenses and other	686	787	703
Total current assets	20,034	24,220	29,456

Property and equipment, net	1,045	975	1,203
Other assets	228	256	296
Total assets	$21,307	$25,451	$30,955

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$-	$6,110	$6,110
Accounts payable	1,933	557	1,762
Accrued expenses	2,034	2,085	1,646
Customer deposits and deferred revenue, short-term	1,545	1,267	1,630
Total current liabilities	5,512	10,019	11,148

Deferred rent	153	151	63
Deferred revenue, long-term	189	240	459
Total liabilities	5,854	10,410	11,670

Aehr Test Systems shareholders' equity	15,472	15,060	19,305
Noncontrolling interest	(19)	(19)	(20)
Total shareholders' equity	15,453	15,041	19,285
Total liabilities and shareholders' equity	$21,307	$25,451	$30,955

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